Exhibit 3.1

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

ARTICLES OF AMENDMENT

Ares Industrial Real Estate Income Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation (“SDAT”) that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended to provide that, immediately upon the acceptance of these of Articles of Amendment for record (the “Effective Time”) by the SDAT, (i) each Class T Common Share, $.01 par value per share, of the Corporation shall be renamed as a “Class T-R Common Share,” (ii) each Class D Common Share, $.01 par value per share, of the Corporation shall be renamed as a “Class D-R Common Share,” and (iii) each Class I Common Share, $.01 par value per share, of the Corporation shall be renamed as a “Class I-R Common Share.” There is no change in the par value, which for each renamed share remains $0.01.

SECOND: The Common Shares designated by these Articles of Amendment as Class T-R Common Shares shall include all Class T Common Shares which were issued and outstanding immediately prior to the Effective Time, and shall also include all which are authorized and unissued as of the Effective Time. The Common Shares designated by these Articles of Amendment as Class D-R Common Shares shall include all Class D Common Shares which were issued and outstanding immediately prior to the Effective Time, and shall also include all which are authorized and unissued as of the Effective Time. The Common Shares designated by these Articles of Amendment as Class I-R Common Shares shall include all Class I Common Shares which were issued and outstanding immediately prior to the Effective Time, and shall also include all which are authorized and unissued as of the Effective Time.

THIRD: The Charter of the Corporation is hereby amended to reflect that, immediately upon the Effective Time, every reference in the Charter as in effect immediately prior to the Effective Time to (i) “Class T” is replaced with “Class T-R,” (ii) “Class D” is replaced with “Class D-R” and (iii) “Class I” is replaced with “Class I-R.”

FOURTH: The foregoing amendments do not increase the authorized stock of the Corporation.

FIFTH: The amendment to the charter of the Corporation as set forth above are limited to changes expressly authorized by, and have been duly approved by a majority of the entire board of directors as required by Section 2-605 of the Maryland General Corporation Law.

SIXTH: The undersigned Co-President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned Co-President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Co-President and attested to by its Secretary on this 30th day of July, 2024.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.,

/s/ Jeffrey W. Taylor
By:	Jeffrey W. Taylor
Title:	Co-President

[CORPORATE SEAL]

Attest:
/s/ Joshua J. Widoff
By:	Joshua J. Widoff
Title:	Secretary